SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2007

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2007, ARAMARK Corporation (the “Company”) entered into an Agreement Relating to Employment and Post-Employment Competition (each, an “Agreement”) with each of the following executive officers: L. Frederick Sutherland, Andrew C. Kerin, Bart J. Colli, Lynn B. McKee, Ravi Saligram and Thomas J. Vozzo (each, an “Executive”), the form of which is incorporated by reference herein and attached hereto as Exhibit 10.1.

Each Agreement generally provides for severance in the form of salary continuation payments of up to 18 months base salary to be made to the Executive in accordance with the Company’s normal payroll cycle and a continuation of basic medical and life insurance benefits for the same period as severance is paid in the event that the Executive’s employment is terminated by the Company for any reason other than for “cause” (as defined in the Agreements). Exhibit A to the Agreement provides for increased severance benefits if the Executive’s employment is terminated under certain circumstances in connection with a future change of control of the Company. In general, if the Executive’s employment is terminated by us without cause within the three year period following a future change of control, or in certain circumstances in anticipation of a change of control, or if the Executive resigns within the three year period after the change of control with “good reason” (as defined in the Agreement), the Executive is entitled to:

•

Severance equal to a multiple of two times the sum of the Executive’s base salary and target bonus (or the prior year’s actual bonus, if higher) (the “Change of Control Payment”), payable over two years in accordance with the Company’s normal payroll practice;

•	a lump sum payment of a pro rata portion of the Executive’s target bonus for the fiscal year of termination based on the portion of the year during which he or she was employed;

•	cash severance benefits of up to 18 months of pay based on the Executive’s length of service with the Company (the “Severance Payment”); and

•	continuation of certain health and welfare benefits for a period of 24 months; and up to two years of outplacement benefits, at a maximum cost to the Company of 20% of the Executive’s base salary.

Each Agreement entitles the Executive to an excise tax gross up in respect of any payments and benefits received in connection with a change of control of ARAMARK Corporation or any of its parent companies that exceed the limit under Section 280G of the Internal Revenue Code. Each Agreement provides for perpetual non-disclosure and non-disparagement covenants and two-year post-employment noncompetition, nonsolicitation and non-hire covenants. The noncompetition covenant is reduced to one year upon a termination without cause or resignation for good reason after a future change of control of ARAMARK.

Because the Company recently experienced a change of control in connection with its going private transaction and under their prior agreements the Executives received payments and restricted stock in connection with that transaction equal to what they would have received had they been terminated following the change of control, an Executive will not be entitled to severance payments if he or she resigns with “good reason” any time before January 26, 2010 (the third anniversary of the closing of the Company’s going private transaction) and prior to any future change of control. However, if an Executive were to resign for good reason before January 26, 2010, the Executive would be entitled to receive medical, life insurance and disability coverage at the same level provided by us prior to the closing of the going private transaction on January 26, 2007 for two years following his or her resignation for good reason.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1	Form of Agreement Relating to Employment and Post-Employment Competition and Schedule 1 listing each Executive Officer who is a party to such agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: July 18, 2007	By:	/s/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	Form of Agreement Relating to Employment and Post-Employment Competition and Schedule 1 listing each Executive Officer who is a party to such Agreement.